Exhibit 10.2

AMENDMENT TO THE WARRANT AGREEMENT

THIS AMENDMENT TO THE WARRANT AGREEMENT (this “Amendment”), made as of April 8, 2016, is by and between Committed Capital Acquisition Corporation II, a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of April 10, 2014 and filed with the United States Securities and Exchange Commission on April 16, 2014 (the “Warrant Agreement”), pursuant to which the Company has issued 8,000,000 warrants (collectively, the “Warrants”) to purchase an aggregate of 4,000,000 shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”);

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Warrant Agreement (unless otherwise noted herein);

WHEREAS, the board of directors of the Company is seeking stockholder approval at a special meeting of stockholders to (i) amend the Company’s amended and restated certificate of incorporation (a) to extend the date before which the Company must complete a business transaction (the “Termination Date”) from April 10, 2016 (the “Current Termination Date”) to April 10, 2017 (the “Extended Termination Date”), and provide that the date for cessation of operations of the Company if the Company has not completed a business transaction would similarly be extended, and (b) to allow holders of the Company’s public shares, in connection with the extension of the Termination Date, to redeem their public shares for a pro rata portion of the funds available in the trust account (collectively, the “Extension Amendment”), and (ii) amend and restate the Company’s amended and restated investment management trust agreement, dated April 10, 2014 by and between the Company and Continental Stock Transfer & Trust Company to permit distributions from the trust account to pay public stockholders properly demanding redemption in connection with the extension amendment and the trust amendment; and extend the date on which to commence liquidating the trust account in the event the Company has not consummated a business transaction from the Current Termination Date to the Extended Termination Date (the “Trust Amendment”);

WHEREAS, the Company and the Warrant Agent seek to amend the Warrant Agreement, to provide for the conversion of all of the 8,000,000 outstanding warrants into an aggregate of 80,000 shares of common stock (so that each warrant is converted into one-hundredth (1/100th) of one share) upon the consummation of a business transaction, and to terminate the Warrant Agreement in connection with such conversion;

WHEREAS, the Company will not effect the Extension Amendment and Trust Amendment if this Amendment is not approved by the Warrantholders unless the board of directors of the Company waives such condition; and

WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, the Company has obtained the consent of at least 65% of the Registered Holders of the outstanding Warrants to this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment of Warrant Agreement. A new section 4.9 of the Warrant Agreement shall be added, which shall read in its entirety as follows:

“4.9 Conversion of Warrants upon Business Transaction.

4.9.1 Conversion of Warrants. Effective upon the consummation of a Business Transaction, each Warrant shall be converted into one hundredth (1/100th) of one share of Common Stock (the “Warrant Consideration”). All such Warrants, when so converted, will automatically be retired and will cease to be outstanding, and any beneficial owner, Registered Holder, or other holder of a Warrant will cease to have any rights with respect thereto, except the right to receive the Warrant Consideration.

4.9.2 Conversion Procedures. Warrants held in “street name” shall upon conversion be delivered to the Warrant Agent through the Depository Trust Company and the Warrant Consideration to be issued upon conversion thereof shall be represented by one or more book-entry certificates. Each holder of record of Warrants must surrender such holder’s Warrant Certificate to the Warrant Agent and, upon surrender of the Warrant Certificate, the holder thereof will be entitled to receive the Warrant Consideration. The Warrant Certificates so surrendered will forthwith be canceled.

4.9.3 Termination. Effective upon the consummation of the Business Transaction and the conversion of the outstanding Warrants into the right to receive the Warrant Consideration, this Agreement shall terminate and shall no longer have any force or effect.”

2. Miscellaneous Provisions.

2.1 Continued Validity of Warrant Agreement.    Except as provided in this Amendment, the Warrant Agreement shall remain in full force and effect.

2.2 Counterparts.    This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.3 Effect of Headings.    The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

COMMITTED CAPITAL ACQUISITION CORPORATION II

By:	/s/ Michael Rapp
Name: Michael Rapp
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent

By:	/s/ Sharmin Carter
Name: Sharmin Carter
Title: Treasurer and Controller